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                                                                    EXHIBIT 99.1

                                                      (HELEN OF TROY LETTERHEAD)

                                                               IMMEDIATE RELEASE

                              HELEN OF TROY LIMITED
                         ANNOUNCES DEFINITIVE AGREEMENT
                          TO ACQUIRE OXO INTERNATIONAL

EARNINGS GUIDANCE INCREASED FOR FISCAL YEAR 2005 TO A RANGE OF $2.50 - $2.70 PER DILUTED SHARE


         EL PASO, TEXAS, APR. 30 - Helen of Troy Limited (NASDAQ, NM: HELE), designer, developer and worldwide marketer of brand-name personal care products, announced today that it has entered into a definitive asset purchase agreement to acquire the business of OXO International from WKI Holding Company, Inc. for $275 million in cash and the assumption of certain liabilities. The acquisition is expected to close in Helen of Troy's fiscal second quarter and is subject to the closing of financing for the transaction and customary closing conditions, including regulatory approvals.

         OXO sales for the next twelve months are expected to exceed $100 million. The acquisition is expected to be accretive to earnings per share. Due to the OXO acquisition, we are increasing our earnings guidance for fiscal year ending February 28, 2005 from $2.30 - $2.40 per diluted share, to a range of $2.50 - $2.70 per diluted share.

          Based in New York City, OXO International is a world leader in providing innovative consumer products in a variety of product areas. OXO offers approximately 500 consumer product tools in several categories, including, kitchen, cleaning, barbecue, barware, garden, automotive, storage and organization. OXO also has strong customer relationships with leading specialty and department store retailers. Each year approximately 50 innovative products are introduced through the OXO Good Grips, OXO Steel, OXO Good Grips i-Series and OXO SoftWorks product lines. Since its beginning in 1990, OXO has received numerous national and international awards, and OXO creations are included in the permanent collections of several prominent museums.

         Gerald J. Rubin, Chairman, Chief Executive Officer and President, stated, "We are very excited about bringing the OXO brand name, and its dedicated employees into Helen of Troy. OXO is a world-class business with excellent leadership with significant potential for growth, both domestically and internationally. We are pleased that Alex Lee, President of OXO International, and his talented management team will be joining our Helen of Troy family. OXO's business and operating culture will continue to


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operate as it has in the past. We anticipate the expansion of the OXO brand name into various consumer-related market categories."

         Alex Lee, President of OXO International, stated, "We are excited to be joining with Helen of Troy Limited. Their well-respected expertise in worldwide sourcing, marketing and distribution of consumer products will enhance our ability to maintain our leadership role in the markets we serve. Helen of Troy's financial and marketing strengths make for a uniquely exciting business combination for OXO and Helen of Troy."

         Helen of Troy Limited intends to finance the acquisition through its existing working capital and through debt financing.

         Our fourth quarter and year-end earnings report for the fiscal year ended February 29, 2004, will be released on May 13, 2004, before trading begins. A conference call will be held the same day at 11:00AM EST, at which time we will review the continuing operations for the fourth quarter and fiscal year, as well as provide more detailed expectations for fiscal year 2005.

         Banc of America Securities LLC acted as financial advisor to Helen of Troy Limited, provided a fairness opinion to its Board of Directors, and is arranging financing to fund the acquisition.

         Helen of Troy Limited is a leading designer, producer and marketer of brand name personal care consumer products. The Company's products include hair dryers, curling irons, hair setters, women's shavers, brushes, combs, hair accessories, home hair clippers, mirrors, foot baths, body massagers, paraffin baths, liquid hair styling products, body powder and skin care products. The Company's products are sold by mass merchandisers, drug chains, warehouse clubs and grocery stores under licensed trade marks including Vidal Sassoon(R), licensed from The Procter & Gamble Company, Revlon(R), licensed from Revlon Consumer Products Corporation, Dr. Scholl's(R), licensed from Schering-Plough HealthCare Products, Inc., Sunbeam(R) licensed from American Household, Inc., Sea Breeze(R), licensed from Shisheido Corporation, and Vitapointe(R) licensed from Sara Lee Household and Body Care UK Limited. Helen of Troy's owned trade names include Brut(R), Vitalis(R), Final Net(R), Ammens(R), Condition 3-in-1(R), Dazey(R), Caruso(R), Karina(R), DCNL(TM), Nandi (TM), Isobel(TM), and WaveRage(R). The Company also markets hair and beauty care products under the Helen of Troy(R), Hot Tools(R), Hot Spa(R), Salon Edition(R), Gallery Series(R), and Wigo(R) trademarks to the professional beauty salon industry.


This press release contains certain forward-looking statements, which are subject to change. A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results. Generally, the words "anticipates," "believes", "expects" and other similar words identify forward-looking statements. The forward-looking statements include, but are not limited to, the Company's guidance for OXO sales for fiscal 2005, the Company's earnings guidance for fiscal 2005 and the fact that the acquisition will be accretive. The Company


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cautions readers to not place undue reliance on forward-looking statements. The actual results may differ materially from those described in any forward-looking statements. The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. Additional information concerning potential factors that could affect the Company's financial results are included in the Company's Form 10-K for the year ended February 28, 2003 and Form 10-Q's for the quarters ended May 31, 2003, August 31, 2003, and November 31, 2003.

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2004